EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 1st day of January, 2006, between Infinity Insurance Company, an Indiana corporation (the “Company”) and Joseph A. Pietrangelo “Executive”).

RECITALS

    A.        It is the desire of the Company to continue to retain the services of the Executive as the Eastern Regional President or in any other capacity as determined by the Chief Executive Officer of Infinity Property and Casualty Corporation (the “Chief Executive Officer”) and as described in this Agreement.

    B.        The Executive desires to continue to provide his services to the Company on the terms set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I.
SERVICES AND TERM

        1.1   Term.   The Company hereby employs the Executive and the Executive accepts employment with the Company for a period commencing on the date hereof (the “Effective Date”) and expiring December 31, 2007 (the “Term”). However, the Company hereby retains the option to extend the Term of this Agreement for a period of one year from the expiration of the Term. If the Company exercises its option to extend this Agreement, the Agreement shall expire December 31, 2008.

        1.2   Services.   During the Term the Executive will serve as the Company’s Eastern Regional President and will be primarily responsible for overseeing the implementation of the Company’s business strategy in such region or to serve in any other capacity with the Company, as is reasonably determined, from time to time, by the Company’s Chief Executive Officer. The Executive shall devote his full business time and effort to the performance of his duties hereunder and will render his services at one of the Company’s offices (“Work Location”), except that the Executive agrees to travel from time to time to the extent required for the performance of his duties.

ARTICLE II.
COMPENSATION PACKAGE

         2.1   Cash Compensation.

                (a)        Base Salary.   During the Term, the Company will pay the Executive an annual base salary of at least $232,000.00 for each twelve-month period of the Term.

                   The Executive’s base salary shall be payable in accordance with the normal payroll procedures of the Company and shall be reviewed annually by the Chief Executive Officer who, in his discretion, may adjust the base salary upward (but not downward) based on his assessment of the Executive’s performance of his assigned duties and the overall performance of the region over which the Executive presides.

               (b)        Bonus Opportunity. The Company shall offer each year an incentive bonus compensation plan. Such plan will include an annual bonus target amount equal to at least 50% of the Executive’s annual base salary and shall contain such additional terms as determined by the Chief Executive Officer. The amount of any bonus payable to Executive in any year shall be based upon performance targets established in advance under the bonus plan and Executive’s achievement of such performance criteria.

               (c)        Withholding and Deferrals. All base salary and bonus payable under this Section 2.1 shall be reduced by (i) any income tax or other legally required withholding by the Company, (ii) any elective deferrals of such amounts as contributions to qualified and non-qualified retirement plans or deferred compensation plans of the Company, if any, and (iii) contributions payable by Executive with respect to his participation in Company welfare benefit, retirement and savings plans or charitable contributions

         2.2    Benefits and Fringes and Other Fringe Benefits.

                (a)        Benefit Plans. During the Term, the Executive shall be eligible to participate in such medical, dental, health, retirement, savings, welfare and life and disability insurance plans (including supplemental retirement and savings plans) generally made available from time to time to senior executives of the Company (subject to their terms), and to receive other fringe benefits on terms and conditions that are at least as favorable as the fringe benefits generally provided to other senior executives of the Company at the time such other fringe benefits, if any, are made available to them.

               (b)        Vacation and Other Paid Leave. During the Term, the Executive shall be entitled to paid vacation time and other paid leaves, whether for holidays, illnesses or similar purposes, in accordance with the plans, practices, policies and programs applicable to other senior executives of the Company.

               (c)     Business Expenses. The Company will promptly pay or reimburse the Executive for all reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder upon presentation of written documentation, subject, however, to the Company’s reasonable policies relating to business-related expenses as then in effect from time to time.

               (d)     Date of Hire. For determination of benefits to which the Executive is entitled, including but not limited to those described in Sections 2.2(a) and 2.2(b), the Executive’s Date of Hire shall be the first date of his employment with a subsidiary of either the Company or American Financial Group, Inc.

        2.3   Indemnification.   The Company shall indemnify and hold harmless the Executive (and his successors), to the extent permitted by applicable law and the Company’s regulations, for all losses, expenses and liabilities actually incurred, suffered or threatened and arising from Executive’s service as an officer or employee of the Company.

ARTICLE III.
TERMINATION OF SERVICES

        3.1   Termination.   Executive’s employment with the Company hereunder may be terminated by the Company or the Executive, as applicable, at any time prior to the end of the Term for any of the following reasons:

                (a)        Disability. Upon the failure of the Executive to render services to the Company for a continuous period of six (6) months because of the Executive’s physical or mental disability or illness (“Disability”), the Company may terminate the Executive’s employment hereunder, provided such termination does not otherwise violate applicable law. If there should be a dispute between the parties as to the Executive’s physical or mental disability, such dispute shall be settled by the opinion of an impartial reputable physician agreed upon for such purpose by the parties or their representatives. The certificate of such physician as to the matter in dispute shall be final and binding on the parties.

               (b)        Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s failure or refusal to materially perform his duties under this Agreement; (ii) the Executive’s failure or refusal to follow material lawful directions of the Chief Executive Officer or any other act of material insubordination on the part of Executive; (iii) the Executive’s failure to comply after written notice and adequate cure periods necessary to alleviate any material unforeseen financial hardship of such requirements, with the provisions of any reasonable executive share ownership requirements established by the Board of Directors; (iv) the engaging by the Executive in misconduct, including but not limited to any type of sexual harassment which is materially and demonstrably injurious to the Company or any of its divisions, subsidiaries or affiliates, monetarily or otherwise; (v) any conviction of, or plea of guilty or nolo contendere to, the Executive with respect to a felony (other than a traffic violation); or (vi) the commission (or attempted commission) of any act of fraud or dishonesty by the Executive which is materially detrimental to the business or reputation of the Company or any of its divisions, subsidiaries or affiliates.

               (c)        Without Cause.

                           (i)   The Company may terminate the Executive’s employment hereunder without Cause upon thirty (30) days written notice to the Executive.

                           (ii)    The Executive may terminate his employment upon thirty (30) days notice for Good Reason, as defined as follows:

                           "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive’s express written consent), of any one of the following acts by the Company, or failures by the Company to act:

(I)

as a direct result of the Company becoming a subsidiary, or under the control (as defined under the rules promulgated by the Securities & Exchange Commission), of a company not an affiliate of the Company as of the date hereof, there is an adverse alteration or diminution in the nature or status of the Executive’s responsibilities or authority;

(II)	Other than temporary reassignment of Executive’s primary areas of responsibility and authority to a level substantially inconsistent with that of a senior manager of the Company;

(III)	any material breach by the Company of its obligations under this Agreement.

                      Except as provided above, the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. The Executive may resign for Good Reason only if such Executive provides Notice of Termination to the Company within three months of the Executive becoming aware that the basis for such Good Reason exists.

        3.2   Payment on Termination with Cause.   In the event that Executive’s employment is terminated by the Company with Cause, Executive shall be entitled to receive the following payments not later than twenty business days after the date of termination:

                (a)        payment of any earned but unpaid salary accrued through and including the date of termination;

               (b)        payment of accrued, but unused, vacation time; and

               (c)        reimbursement of any unreimbursed business expenses incurred prior to the date of termination.

        3.3   Payment on Termination Without Cause.   Subject to the Executive’s continuing compliance with the covenants contained in Article IV of this Agreement (the “Covenants”) and the execution by the Executive of a customary binding general waiver and release of claims (the “Release”), in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive, or the Executive’s estate in the event of his death, shall be entitled to receive the following less any required withholdings:

               (a)        payment of any earned, but unpaid salary accrued through and including the date of termination;

               (b)        payment of (i) any earned but unpaid annual bonus from a previous calendar year and (ii) any earned but unpaid amounts that may be paid under any Company long term incentive plans to be paid according to the terms of such plans;

               (c)        (i) payment of the Executive’s target annual bonus amounts pursuant to Section 2.1(b), pro-rated based on the actual number of days elapsed in the year in which Executive’s termination takes place; and (ii) an additional payment of the target annual bonus amount, such payments to be made in a lump sum subject to federal, state and applicable withholding taxes and payments;

               (d)        a lump sum payment equal to his current base salary;

               (e)        payment of accrued, but unused, vacation time;

               (f)        reimbursement of any unreimbursed business expenses, or automobile expenses incurred prior to the date of termination;

               (g)        for twelve (12) months (the “Post-Termination Period”), the Company shall continue to provide, at its sole cost and expense, Executive and his eligible dependents with all benefit plans and other fringe benefits as described in Section 2.2(a) that were being provided to the Executive immediately prior to his termination of employment upon the same terms and conditions as provided to other senior executives; following the Post-Termination Period, Executive and his eligible dependents shall be eligible for COBRA benefits for eighteen (18) months;

               (h)        immediate, 100% vesting of all stock options issued to the Executive under the Company’s 2002 Stock Option Plan and an allowance that such options may be exercised within ninety days of his termination date; and

               (i)        immediate, 100% vesting of all restricted shares awarded pursuant to the

Company’s Restricted Stock Plan; and

               (j)        immediate conversion to cash of all Performance Units issued under the 2005 Long Term Incentive Compensation Plan, without proration, and at a value equal to the base case target established under the LTIC Matrix.

        3.4   Payment on Termination Due to Death or Disability.   Company shall make the following payments in the event of Executive’s Death (to his estate) or Disability (as defined in Section 3.1(a) of this Agreement): the payments set forth in Sections 3.3(a), (b), (c) (d), (e) and (f). In the event of Death following Disability, amounts remaining to be paid under this section shall be paid to Executive’s estate.

ARTICLE IV.
COVENANTS

     4.1   Non-Competition. The Executive covenants and agrees that (i) during the Termand (ii) for a period of twelve (12) months following a termination of his employment by the Company pursuant to Section 3.1 (c) (the “Post-Termination Period”), he shall not directly or indirectly own an interest in, operate, join, control, advise, consult to, work for, serve as a director or manager of, have a financial interest, or participate in any corporation, partnership, proprietorship, firm, association, person, or other entity that engages or is planning to be engaged in writing, issuing, underwriting, selling, distributing or re-insuring personal property and casualty insurance products or any other business in which the Company is engaged during the Term (the “Business”). This Covenant applies to each state or territory in which the Company is doing business or is making an active effort to do business during the Term and with respect to the Executive’s covenants regarding the Post-Termination Period at the time the Executive’s employment with the Company is terminated. This Covenant does not prohibit the passive ownership of less than five percent (5%) of the outstanding stock or debt of any public corporation as long as the Executive is not otherwise in violation of this Covenant.

     4.2   No Diversion.   The Executive covenants and agrees that (i) during the Term and (ii) the Post-Termination Period, he shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., writing, issuing, underwriting, selling, distributing or re-insuring personal property and casualty insurance products, investment opportunities, and other similar opportunities) which the Executive became aware of during his employment with the Company.

    4.3    Non-Recruitment.   The Executive agrees that the Company has invested substantialtime and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during the Term and the Post-Termination Period, he shall not directly or indirectly entice or solicit (other than pursuant to general, non-targeted public media advertisements) or seek to induce or influence any of the Company’s Employees to leave their employment.

     4.4    Non-Disclosure.   Prior to and in connection with this Agreement, Executive haslearned and will continue to learn trade secrets and confidential information of Company, including but not limited to (i) financial information, (ii) business methods and techniques, including but not limited to sales methods, prospecting methods, methods of presentation, programs and other materials used or to be used by Company in managing, marketing or furthering it’s business, (iii) insureds and agent’s names, addresses and contact and other information, (iv) all other information about Company’s business that is not known to the public and gives Company an opportunity to obtain an advantage over competitors (“Confidential Information”). Executive acknowledges that Company has invested substantial sums in the development of its Confidential Information.

        During the term of this Agreement, and after the termination of Executive’s employment for any reason, Executive covenants and agrees that he will not, directly or indirectly, disclose or communicate to any person or entity or otherwise use any Confidential Information of Company (“Non-Disclosure Covenant”) for any purpose other than for the direct benefit of Company. Upon termination of Executive’s employment, he shall promptly return to Company all documents, records, notebooks, manuals, disks, software, hardware and other information of Company.

          This Non-Disclosure Covenant has no temporal, geographic or territorial restrictions or limitations and applies no matter where Executive may be located in the future.

     4.5    Termination for Cause.   Executive agrees that if his employment is terminated pursuant to Section 3.1 (b), he shall be bound to the covenants set forth in Sections 4.1, 4.2, 4.3 and 4.4 for the duration of the Post-Termination Period.

4.6    Remedies.   The Executive acknowledges that should he violate any of the Covenants, it will be difficult to determine the resulting damages to the Company and, in addition to any other remedies it may have, and notwithstanding the provisions of Section 5.4, the Company shall be entitled to temporary injunctive relief without being required to post a bond and permanent injunctive relief without the necessity of proving actual damage. The Company may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict the Company from seeking any remedies in another situation. Such action by the Company shall not constitute a waiver of any of its rights.

4.7    Severability and Modification of Any Unenforceable Covenant.   It is the parties' intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, without limiting the generality of Section 5.5 herewith, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined any of the Covenants are unenforceable because of over breadth, then the covenant shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

4.8    Tolling.   In the event of the breach by Executive of any Covenant the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Executive’s compliance with the Covenants. This paragraph shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this paragraph applies.

ARTICLE V.
MISCELLANEOUS

        5.1   Successors.   This Agreement shall inure to the benefit of the Company and its successors and assigns, as applicable and to the benefit of Executive’s personal or legal representatives, executors, administrators or heirs. If the Company shall merge or consolidate with or into, or transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding on, and run to the benefit of, the successor of the Company resulting from such merger, consolidation, or transfer. The Executive shall not assign, pledge, or encumber his interest in this Agreement, or any part thereof, without the prior written consent of the Company, and any such attempt to assign, pledge or encumber any interest in this Agreement shall be null and void and shall have no effect whatsoever.

        5.2   Governing Law.   This Agreement is being made and executed in and is intended to be performed in the State of Ohio and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to the conflict of laws principles thereof.

        5.3   Entire Agreement.   This Agreement comprises the entire agreement between the parties hereto relating to the subject matter hereof and as of the Commencement Date, supersedes, cancels and annuls all previous agreements between the Company (and/or its predecessors) and the Executive, as the same may have been amended or modified, and any right of the Executive thereunder other than for compensation accrued thereunder as of the date hereof, and supersedes, cancels and annuls all other prior written and oral agreements between the Executive and the Company or any predecessor to the Company. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.

        5.4   Disputes.

                (a)        Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, including any claims for discrimination or other similar violation of federal law, shall be finally determined and settled by arbitration in Jefferson County, Alabama, in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

               (b)        If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief that may be granted.

        5.5    Severability; Enforceability.   If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void by the final determination of a court of competent jurisdiction in any jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, as to that jurisdiction and subject to this Section 5.5, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only, and shall be enforced in that jurisdiction as so limited to the maximum extent permitted by the law of that jurisdiction.

        5.6    Counterparts.   This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

        5.7    Amendments; Waivers.   This Agreement may not be modified, amended, or terminated except by an instrument in writing, approved by the Board and signed by the Executive and the Company. By an instrument in writing similarly executed, the Executive or the Company may, with the approval of the Board, waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

        5.8    No Inconsistent Actions.   The parties hereto shall not voluntarily undertake any action inconsistent with, or voluntarily undertake or fail to undertake any action or course of action to avoid or evade, the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INFINITY INSURANCE COMPANY By: /s/ Samuel J. Simon Name: Samuel J. Simon Title: Executive Vice President and Secretary	EXECUTIVE /s/ Joseph A. Pietrangelo Joseph A. Pietrangelo